UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

JAVA DETOUR, INC.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization) 1550 Bryant Street, Suite 500 San Francisco, CA (Address of principal executive offices)	000-52357 (Commission File Number)	20-5968895 (I.R.S. Employer Identification Number) 94103 (Zip Code)

Registrant’s telephone number, including area code: (415) 241-8020

2121 Second Street, Suite C105
Davis, California 95618
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Report, “we”, “us,” “our,” “Java Detour,” “Registrant” or the “Company” refer to Java Detour, Inc. and its consolidated subsidiaries.

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in its Amendment No. 1 to the Registration Statement on Form SB-2 dated, and filed with the Securities and Exchange Commission (“SEC”) on, July 24, 2007, in March 2007, the Company sold the rights to franchise Java Detour® stores throughout the Middle East for $1.0 million pursuant to a master licensing agreement (the “Agreement”) with Java Universe, LLC (“Java Universe”). Pursuant to the Agreement, the Company also agreed, subject to board approval, to issue derivative securities to purchase 600,000 shares of its common stock at $1.00 per share.

On October 16, 2007, the Company executed a letter agreement with Java Universe, amending the terms of the Agreement (the “Amendment”). Pursuant to the Amendment, the Company granted Java Universe an extension until October 31, 2007 to tender a remaining payment of $500,000 (the “Payment) originally due and payable upon the earlier of (i) the Company registering as a franchisor in the Middle East and North Africa marketplaces or (ii) September 30, 2007, six months from the date of execution of the Agreement. Additionally, the Company has agreed, upon receipt of the Payment, to issue a warrant (the “Warrant”) to Java Universe to purchase 600,000 shares of the Company’s common stock at $1.00 per share, such Warrant satisfying any and all obligations on the part of the Company to issue any derivative securities to Java Universe or any of its affiliates pursuant to the Agreement.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 10.2 to this Report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1
Master Franchise Agreement dated as of March 30, 2007 by and between Java Detour and Java Universe, LLC (incorporated by reference to Exhibit 10.16 to the Registrant’s Amendment No. 3 to Form 10-SB filed with the SEC on May 2, 2007).

10.2	Letter Agreement, amending the terms of the Master Franchise Agreement, executed as of October 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 19, 2007

JAVA DETOUR, INC.

By:	/s/ Michael Binninger
Michael Binninger Chief Executive Officer